EXHIBIT O
CONSENT
     We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated June 29, 2010 to the prospectus dated December 24, 2009 relating to securities issued pursuant to Registration Statement No. 333-156346 of Canada.
June 29, 2010

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP